Exhibit 10.1

[HEALTH NET, INC. LETTERHEAD]

January 28, 2005

Mr. Jeff Folick

13601 Belle Rive

Santa Ana, CA 92705

Dear Jeff:

This letter will confirm the discussions and agreements reached between you and the Company to further amend the letter agreement dated May 22, 2002, as amended by the letter agreement dated July 2, 2004 (collectively, the “Agreement”) setting forth the terms and conditions of your employment with the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

In accordance with Section 17 of the Agreement, you and the Company hereby agree and acknowledge that each of the sections of the Agreement listed below is hereby amended, as follows:

The first paragraph of subsection (h) of Section 9 of the Agreement is amended and restated as follows:

“(h) You will have the option, exercisable by notifying the Company in writing no earlier than June 1, 2005 but no later than November 30, 2005, to terminate your employment with the Company effective thirty (30) days following the date of such notice (the “Effective Date”), and to receive the incentive package described below in lieu of any other payments or benefits under Section 9 of the Agreement (the “Incentive Package”), provided that you sign and do not revoke a Waiver and Release of Claims in the form attached hereto as Exhibit A, and a Restrictive Covenant Agreement in the form attached hereto as Exhibit B, both of which are incorporated into this Agreement by reference, and subject to the other terms and conditions set forth below:”

Subsection (h)(2) of Section 9 of the Agreement entitled “Bonus Opportunity” is hereby deleted in its entirety and replaced with the following subsection (h)(2):

“(2)

Bonus Opportunity. In lieu of participation in the Company’s 2005 Management Incentive Plan (“2005 MIP”), you will be paid a bonus award equal to fifty percent (50%) of your current 2005 MIP target opportunity so long as all of the following conditions are met: i) you successfully complete and timely file with the Centers for Medicare and Medicaid Services (“CMS”) the Company’s bid application pursuant to competitive bidding procedures for Medicare Advantage set forth in the Medicare Modernization Act of 2003 which requires bid applications to be submitted by June 6, 2005 (the “Bid Application”); and ii) the

Bid Application is approved by the CMS; and iii) the Bid Application is certified by the Company’s Chief Financial Officer as economically viable at the time of filing.”

The last sentence of subsection (h)(3) of Section 9 of the Agreement is deleted in its entirety.

Section 9(c) of the Agreement is hereby amended and replaced with the following: “In the event that your employment is voluntarily terminated by you at any time before June 1, 2005 (except as the result of your timely election to receive the Incentive Package pursuant to subsection (h), or for Good Reason within two (2) years after a Change in Control of Health Net, Inc.) then you shall not be eligible to receive any payments set forth in this Section 9.”

Section 14(e) of the Agreement is hereby amended and replaced with the following: “If you have timely elected the Incentive Package and entered into the Restrictive Covenant Agreement attached hereto as Exhibit B, and provided that your employment has not been terminated by the Company for Cause on or before the Effective Date, then this Section 14 shall be of no further force or effect and the terms of the Restrictive Covenant Agreement shall govern.

If you have timely elected the Incentive Package and your employment is thereafter terminated by the Company without Cause before the Effective Date, then you will remain eligible to receive the Incentive Package subject to the terms and conditions set forth above. The Incentive Package is in lieu of any other severance benefits under the Agreement or any other agreement between you and the Company, or under any Company policy or program, and in lieu of your participation in the 2005 MIP. If your employment is terminated for Cause before the Effective Date, then you will not be eligible to receive the Incentive Package.

In the event that you do not timely elect the Incentive Package, then you and the Company acknowledge and agree that you will remain subject to the terms and conditions of the Agreement, including, but not limited to, participation in the 2005 MIP, a Change in Control severance benefit (as defined in the Agreement), and acceleration in vesting of your Stock Options based on completion of a “Change in Control” transaction (as defined in the Stock Option Plan and Stock Option Agreement), provided that all of the terms and conditions of such benefits set forth in such documents are met.”

Except as expressly provided herein, the terms and conditions of the Agreement (including, without limitation, the at-will employment term) shall remain in full force and effect. Your signature below will not only confirm your agreement with and acceptance of the terms of this letter, but will also be your acknowledgement that you will not be entitled to receive or be eligible for any future bonus compensation other than that referred to above. This will also confirm that the terms of this letter have been approved by the Compensation and Stock Option Committee of the Company’s Board of Directors. Please sign one copy of this letter where indicated below and return it to me indicating such agreement and acknowledgement. The other copy is for your records.

Sincerely,

/s/ JAY M. GELLERT
Jay M. Gellert
President and Chief Executive Officer

I hereby agree to the amendment to the terms of my letter agreement dated May 22, 2004, as amended by the letter agreement dated July 2, 2004 and as set forth above.

/s/ JEFF FOLICK
Jeff Folick

Date:	January 28, 2005